Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Reports Third Quarter 2012 Results

BELLEVUE, WA – November 14, 2012 – BSQUARE Corporation (NASDAQ: BSQR), a leading enabler of smart, connected devices, today announced financial results for the third quarter and nine months ended September 30, 2012. Total revenue for the quarter was $25.5 million, up 6% year-over-year, while total revenue for the nine months was $75.5 million, up 3%. Net income for the quarter was $610,000, or $0.05 per share, compared to a net loss of $166,000, or $0.02 per share, in the prior year, while the Company’s net income for the nine months was $220,000, or $0.02 per share, compared to net income of $39,000, or $0.00 per share, in the prior year. EBITDAS for the quarter was $1.2 million, or $0.10 per share, up 298% year-over-year, while EBITDAS for the nine months was $2.0 million, or $0.18 per share, down 10%.

Details as follows (unaudited, in 000’s except per share amounts):

	Three Months Ended			Nine Months Ended
	9/30/2012	9/30/2011	Inc/(Dec)	9/30/2012	9/30/2011	Inc/(Dec)
Revenue:
Third-party Software	$18,339	$15,593	18%	$52,424	$48,259	9%
Engineering Services	5,850	7,008	-17%	19,893	20,630	-4%
Proprietary Software	1,296	1,428	-9%	3,221	4,570	-30%

Total Revenue	25,485	24,029	6%	75,538	73,459	3%

Total Gross Profit	4,842	4,804	1%	14,034	15,161	-7%
Gross Margins:
Third-party Software	16%	15%	7%	16%	15%	7%
Engineering Services	16%	23%	-30%	18%	22%	-18%
Proprietary Software	80%	62%	29%	75%	75%	0%

Total Gross Margin	19%	20%	-5%	19%	21%	-10%

Total Operating Expenses	3,727	5,282	29%	13,466	15,220	12%

Net Income (Loss)	$610	$(166)	467%	$220	$39	464%

Per Share-Diluted	$0.05	$(0.02)	350%	$0.02	$0.00	100%

EBITDAS	$1,183	$297	298%	$2,011	$2,225	-10%

Per Share-Diluted	$0.10	$0.03	233%	$0.18	$0.19	-5%

Cash and Investments EoQ	$19,554	$17,696	10%	$19,554	$17,696	10%

Notes:

EBITDAS = Earnings before interest, taxes, depreciation, amortization and stock compensation expense. EBITDAS and EBITDAS Per Share-Diluted are non-GAAP measurements (reconciliation provided after financial statement tables).

Cash and Investments EoQ includes both short and long-term amounts (long-term at 9/30/12 = $875,000).

CEO Commentary

Brian Crowley, chief executive officer for Bsquare, commented on Q3 results and business activity, “Third quarter revenue came in at the high end of our expectations and, combined with our previously announced expense reductions, drove solid performance in the quarter. Our business focus remains driving revenue growth through our Windows 8 and Windows Phone 8 initiatives, maintaining revenue from TestQuest and other products while investing in new areas where we see growth potential and expanding our Microsoft Windows embedded licensing

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

and service revenue in Europe. We will continue in our efforts to return service margin to an acceptable level. We are still carrying excess service capacity and expect that we will absorb some of that capacity into new projects and our Windows 8 initiatives.”

Since its last earnings announcement, the Company made progress on a number of key initiatives, including:

•

Mike Stipe was hired as senior vice president of worldwide sales and marketing. Mr. Stipe brings more than 26 years of sales experience in executive and management positions at both Fortune 500 and entrepreneurial technology companies. This addition to the Bsquare leadership team puts the Company in a position to invigorate sales through direct and distribution channels worldwide;

•

The Company announced a Windows 8 and Windows Phone 8 Porting Service for Android, iOS and legacy Windows applications. The service ports existing applications from various platforms to Windows 8 or Windows Phone 8 quickly and affordably and delivers completed applications for submission for Windows Store and Windows Phone Store certification;

•

The Company and AOpen America, a leading manufacturer of applied computing solutions, announced a partnership to accelerate the capabilities of AOpen’s Certified System Builders to more effectively tap into the burgeoning market for specialized devices built on Windows Embedded technologies; and

•

The Company announced general availability of the next generation Mobile Development Platform (MDP/T) for Android tablets based on Qualcomm’s Snapdragon™ S4 Pro APQ8064 processor. The MDP/T provides application developers and device manufacturers with access to a high-performance Android 4.0 platform for developing, testing, optimizing and showcasing applications and games.

Financial Commentary on Third Quarter Results (Y/Y Comparison)

•

The increase in third-party software sales, up $2.7 million, or 18%, was driven primarily by a $1.5 million increase in sales of Windows Mobile operating systems which, in turn, was driven by a large sale to a customer in Asia. The current period also includes $455,000 of Qualcomm board sales which were classified as proprietary software revenue in the prior year ($525,000 in the year-ago period);

•

The decrease in engineering services revenue, down $1.2 million, or 17%, was driven by a $1.9 million decline in North American service revenue resulting from the MyFord Touch™ program and revenue contribution from a major customer in the year-ago quarter not present in the current quarter;

•	The decrease in service margin, down 30% or seven percentage points, was due to a decrease in realized rate per hour, offset partially by a reduction in cost per billable hour;

•

The increase in proprietary software margin, up 29% or 18 percentage points, was driven by the classification of low margin Qualcomm board sales as proprietary software in the year-ago period (versus third-party software in the current period) and higher revenue, excluding Qualcomm board sales, in the current period driven by the first sales of the Company’s HTML5 Rendering Engine product;

•

The decline in operating expenses, down $1.56 million, or 29%, was primarily attributable to a decrease in sales expense due to staff reductions and associated costs and a decline in stock compensation expense; and

•	Quarter-end cash and investments of $19.6 million, including long-term amounts, increased by $1.9 million compared to September 30, 2011, driven largely by positive EBITDAS.

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Outlook

The Company currently has the following expectations for Q4 2012:

•	Total revenue is expected to be in the range of $24 million to $26 million; and

•	Cash and investments are projected to increase by approximately $1.6 million, net of an earn-out payment in the amount of $632,000.

Conference Call

Management will host a conference call today, November 14, 2012, at 5:00 p.m. Eastern Standard Time (2:00 p.m. Pacific Standard Time). To access the call dial 1-877-941-2068, or +1 480-629-9712 for international callers, and reference “BSQUARE Corporation Third Quarter 2012 Earnings Conference Call.” A replay will be available for one week following the call by dialing 1-877-870-5176, or +1 858-384-5517 for international callers; reference pin number 4568470. An on-demand Webcast of the call will be available at www.bsquare.com in the investor relations section.

About BSQUARE Corporation

Bsquare, a global leader in embedded solutions, applies experience and expertise on leading platforms to create new connections with customers, new business models and to enable new ways of working and communicating. Bsquare serves customers by forging connections among the partners, people, tools and technology needed to create smart connected devices. For more information, visit www.bsquare.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, among others, statements relating to our financial results in future periods such as anticipated revenue, margins, spending, profitability, and cash and investments; anticipated levels of capital expenditures; future market conditions; potential sales or projects in our pipeline; and expectations for specific customers, geographies or products. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: whether we are able to maintain our favorable relationship with Microsoft; changes in customer demand for our engineering services; the extent to which we are successful in gaining new long-term relationships with customers and retaining existing ones; our ability to execute our sales and marketing strategies for our service offerings, third-party products, and our proprietary products such as TestQuest; our ability to execute our international expansion strategies; our success in leveraging strategic partnering initiatives with companies such as Qualcomm; our management of risks associated with protection of intellectual property and potential infringement claims; our success in integrating acquisitions such as MPC Data; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the SEC. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bsquare Contact:	Investor Contact:
Scott Mahan	Brett Maas
BSQUARE Corporation	Hayden IR
+1 425.519.5900	+ 1 646.536.7331
investorrelations@bsquare.com	Brett@haydenir.com

###

BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,897	$8,505
Short-term investments	11,782	9,619
Accounts receivable, net of allowance for doubtful accounts of $234 at September 30, 2012 and $311 at December 31, 2011	16,586	13,403
Deferred tax assets	797	520
Prepaid expenses and other current assets	910	1,281

Total current assets	36,972	33,328
Equipment, furniture and leasehold improvements, net	879	1,037
Intangible assets, net	1,129	1,390
Restricted cash	875	875
Deferred tax assets	1611	2,302
Goodwill	3,738	3,738
Other non-current assets	128	122

Total assets	$45,332	$42,792

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Third-party software fees payable	$10,763	$8,460
Accounts payable	202	695
Accrued compensation	1,956	2,645
Other accrued expenses and liabilities	2,490	2,330
Deferred revenue	1,568	1,233

Total current liabilities	16,979	15,363
Deferred rent	171	184
Long-term tax liability	211	210
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 11,022,992 shares issued and outstanding at September 30, 2012 and 10,874,050 shares issued and outstanding at December 31, 2011	128,123	127,318
Accumulated other comprehensive loss	(720)	(631)
Accumulated deficit	(99,432)	(99,652)

Total shareholders’ equity	27,971	27,035

Total liabilities and shareholders’ equity	$45,332	$42,792

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue:
Software	$19,635	$17,021	$55,645	$52,829
Service	5,850	7,008	19,893	20,630

Total revenue	25,485	24,029	75,538	73,459

Cost of revenue:
Software	15,730	13,856	45,094	42,233
Service	4,913	5,369	16,410	16,065

Total cost of revenue	20,643	19,225	61,504	58,298

Gross profit	4,842	4,804	14,034	15,161
Operating expenses:
Selling, general and administrative	2,866	4,332	10,557	12,371
Research and development	861	950	2,909	2,849

Total operating expenses	3,727	5,282	13,466	15,220

Income (loss) from operations	1,115	(478)	568	(59)
Other income, net	28	43	122	85

Income (loss) before income taxes	1,143	(435)	690	26
Income tax benefit (expense)	(533)	269	(470)	13

Net income (loss)	$610	$(166)	$220	$39

Basic income (loss) per share	$0.06	$(0.02)	$0.02	$0.00

Diluted income (loss) per share	$0.05	$(0.02)	$0.02	$0.00

Shares used in calculation of income (loss) per share:
Basic	10,943	10,610	10,935	10,578

Diluted	11,474	10,610	11,450	11,780

Comprehensive income (loss): Net income (loss)	$610	$(166)	$220	$39
Other comprehensive income (expense):
Foreign currency translation, net of tax	(65)	(40)	(75)	(106)
Change in unrealized gains on investments, net of tax	6	(8)	18	(5)

Total other comprehensive income (expense)	(59)	(48)	(57)	(111)

Comprehensive income (loss)	$551	$(214)	$163	$(72)

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL

MEASURES

(In thousands, except per share amounts) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
EBITDAS:
Net income (loss) as reported	$610	$(166)	$220	$39
Income tax expense (benefit)	533	(269)	470	(13)
Other income, net	(28)	(43)	(122)	(85)
Depreciation and amortization	275	197	758	599
Stock-based compensation expense	(207)	578	685	1,685

EBITDAS (1)	$1,183	$297	$2,011	$2,225

EBITDAS per diluted share	$0.10	$0.03	$0.18	$0.19

Diluted Shares	11,474	10,610	11,450	11,780

(1)	EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. EBITDAS is defined as net income (loss) before income taxes, interest income, depreciation expense on our fixed assets and amortization expense (including impairment) on our intangible assets, and stock-based compensation. EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP. However, the Company regards EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999